EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-43234, 33-45812, 2-84202, 333-04369, 333-04367, 333-04365, 333-42506, 333-122282, 333-122283) of Herman Miller, Inc. and subsidiaries pertaining to our report dated July 15, 2005, with respect to the consolidated financial statements and schedule of Herman Miller, Inc. and subsidiaries, Herman Miller, Inc. and subsidiaries management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Herman Miller, Inc. and subsidiaries, included in the Annual Report (Form 10-K/A) for the year ended May 28, 2005.

/s/ Ernst & Young LLP
Grand Rapids, MI
March 20, 2006